FOR IMMEDIATE RELEASE
February 18, 2014

Genesis Energy, L.P. Reports Fourth Quarter 2013 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results. Results for the quarter ended December 31, 2013 included the following items:

•
We generated total Available Cash before Reserves of $48.4 million in the fourth quarter of 2013, a decrease of $2.1 million, or 4%, from the fourth quarter of 2012. Adjusted EBITDA increased $0.3 million, or 0.4%, to $62 million over the prior year quarter. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•
We reported net income from continuing operations of $16.7 million, or $0.19 per unit for the fourth quarter of 2013 compared to $27 million, or $0.34 per unit, for the same period in 2012. The decline in net income from continuing operations between the quarterly periods was primarily due to the combination of an increase in unrealized losses on derivative transactions of $2.8 million, an increase in depreciation and amortization expense of $2.3 million and an increase in interest expense of $2.1 million.

•
On February 14, 2014, we paid a total quarterly distribution of $47.5 million attributable to our financial and operational results for the fourth quarter of 2013, based on our quarterly declared distribution of $0.5350 per unit. Our Available Cash before Reserves provided 1.02 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "Even with continuing challenges in our fuel oil business and a number of other negatives, as discussed further in this release, that are largely behind us as we enter 2014, Genesis was able to deliver another solid quarter. We increased our distribution to our unitholders for the thirty-fourth consecutive quarter, twenty-nine of which have been 10% or greater over the prior year quarter and none were less than 8.7%.
Our available opportunities continue to be reflective of the need for new infrastructure to respond to changing fundamentals in North American crude oil production and refining. This morning, we announced a project to construct a new crude oil, intermediates and refined products import / export terminal in Baton Rouge, Louisiana. This facility will initially include 1.1 million barrels of storage and will be pipeline-connected to the Port of Greater Baton Rouge’s existing deepwater docks on the Mississippi River. Our Baton Rouge Terminal will also be pipeline-connected to ExxonMobil’s Anchorage tank farm, which interconnects both to ExxonMobil’s Baton Rouge Refinery and to Genesis Energy’s previously-announced Scenic Station unit train-capable rail facility. Projected to be operational by the end of the second quarter of 2015, the Baton Rouge Terminal will provide shippers to Scenic Station the ability to access other attractive refining markets in addition to the local Baton Rouge market.
We have substantially integrated our August acquisition of our offshore marine transportation business consisting of nine barges and mated tug boats, principally serving refineries and storage terminals along the Gulf Coast, Eastern Seaboard, Great Lakes and Caribbean. These ocean going vessels have allowed us to expand our marine transportation capabilities complementing our inland waterway operations as well as our other crude and refined product assets. Ahead of schedule, we should finalize the asset integration in the first quarter of 2014 and begin realizing the full financial contribution in future periods. In September, we issued an additional 5.75 million units in a public offering at a price of $47.51 per unit. We received net proceeds of approximately $264 million from the offering. Because of the equity raised, we have ample financial flexibility to complete our announced organic projects which will contribute in future periods.
We continue to anticipate that we will realize an increasing contribution in 2014 from the combined effects of our recent acquisition and our organic projects. Our two largest projects scheduled for completion in 2014—our SEKCO joint venture with Enterprise Products and our Scenic Station project around ExxonMobil’s Baton Rouge refinery complex—should begin contributing in the second half of 2014 and accelerate into 2015. We believe we are well-positioned, given the current available capacity in our offshore oil pipelines and our Gulf Coast infrastructure, to benefit in the latter part of this decade from the dramatically accelerating level of development activities in the deepwater Gulf of Mexico.

As a result, we believe we are very well-positioned to continue to achieve our goals of delivering low double-digit growth in distributions, maintaining a better than investment grade leverage ratio and delivering an increasing coverage ratio, all without ever losing sight of our absolute commitment to safe, reliable and responsible operations."
Financial Results
Available Cash before Reserves was $48.4 million in the fourth quarter of 2013 (or "2013 Quarter") . The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital expenditures.
In the 2013 Quarter, a number of items combined to negatively impact our pipeline transportation and supply and logistics Segment Margin.
In our pipeline transportation segment, operating results were adversely affected by approximately $1.5 million due to (1) lower than expected throughput volumes on our Free State CO2 pipeline due to repairs to the pipeline and certain customer field activities, and (2) foregone transportation revenues on our Texas pipeline system due to final tie-in of our new facilities; both of which are largely behind us now.
In our supply and logistics segment, operating results were negatively impacted by approximately $3.3 million due to (1) transition costs incurred in our offshore marine transportation acquisition, which we expect to have none by the end of the first quarter of 2014, and (2) continued challenges in our fuel oil business, which we believe will continue at least through the first quarter of 2014.
Variances from the fourth quarter of 2012 (or "2012 Quarter") in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income from continuing operations before income taxes.
Segment results for the fourth quarters of 2013 and 2012 were as follows:

	Three Months Ended December 31,
	2013	2012
	(in thousands)
Pipeline transportation	$27,367	$27,112
Refinery services	19,537	19,373
Supply and logistics	26,125	26,836
Total Segment Margin (1)	$73,029	$73,321

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income from continuing operations before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $0.3 million, or 1%, between the fourth quarter periods. In the 2013 Quarter, pipeline repairs and certain customer field activities adversely impacted tariff revenues on our Free State CO2 pipeline. However, pipeline transportation Segment Margin increased overall quarter-over-quarter due to an increased contribution from CHOPS as the completion of improvement facility work by producers at the connected production fields in 2012 resulted in higher volumes transported on CHOPS in the 2013 Quarter.

Refinery services Segment Margin increased $0.2 million, or 1%, between the fourth quarter periods as a result of an increase in NaHS sales volumes due to increased customer demand. Despite NaHS sales volumes increasing 8%, Segment Margin was adversely impacted due to extended down-time attributable to a turnaround at one our significant refinery locations in the 2013 Quarter. Additionally, NaHS sales revenues were partially offset by a decrease in the average index prices for caustic soda (which is a component of our sales price) and the other components referenced below. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which these adjustments applied reduced NaHS revenues in the 2013 Quarter.

Supply and logistics Segment Margin decreased by $0.7 million, or 3%, between the fourth quarter periods. The decrease in Segment Margin is largely attributable to the challenges in our fuel oil business. Although the conditions in the third quarter of 2013 that resulted in a precipitous drop in the commodity margins for our refined products business have abated, market liquidity and prices have not fully returned to their previous levels. We continue to monitor the progress of recovery in those markets and will adjust our business operations accordingly. The overall decrease in Segment Margin was partially offset due to the recent acquisition of our offshore marine transportation business and the early contribution from the start up of certain of our crude oil rail loading and unloading operations.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves decreased by $0.5 million, substantially due to lower costs of our employee compensation programs.

Interest costs for the fourth quarter of 2013 increased by $2.1 million from the fourth quarter of 2012 primarily as a result of increased borrowings for acquisitions and other growth projects, a portion of which were financed with our issuance in the first quarter of 2013 of $350 million of senior unsecured notes bearing interest at 5.75% per annum. This increase was net of capitalized interest costs attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended December 31, 2013 and 2012 was as follows:

	Three Months Ended December 31,
	2013	2012
	(in thousands)
Net income	$17,887	$26,937
Depreciation and amortization	18,005	15,716
Cash received from direct financing leases not included in income	1,324	1,268
Cash effects of sales of certain assets and discontinued operations	1,100	106
Effects of distributable cash generated by equity method investees not included in income	7,230	5,366
Cash effects of legacy stock appreciation rights plan	(1,609)	(760)
Non-cash legacy stock appreciation rights plan expense	550	988
Expenses related to acquiring or constructing growth capital assets	1,582	663
Unrealized loss on derivative transactions excluding fair value hedges	4,115	1,337
Maintenance capital expenditures	(1,125)	(1,710)
Non-cash tax expense (benefit)	34	(66)
Other items, net	(700)	623
Available Cash before Reserves	$48,393	$50,468

Other Components of Net Income

In the 2013 Quarter, we recorded net income from continuing operations of $16.7 million compared to $27 million in the 2012 Quarter.

In addition to the factors impacting Available Cash before Reserves, our derivative positions resulted in a $4.1 million non-cash unrealized loss in the 2013 Quarter compared to a $1.3 million non-cash unrealized loss in the 2012 Quarter.

Depreciation and amortization expense increased $2.3 million between the quarterly periods primarily as a result of the acquisition of our offshore marine transportation assets and recently completed internal growth projects.

Distributions

We have increased our quarterly distribution rate for thirty-four consecutive quarters. Twenty-nine of those quarterly increases have been 10% or greater as compared to the same quarter in the preceding year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.05 per unit, or 10.3%. Distributions attributable to each quarter of 2013 and 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2013
4th Quarter	February 14, 2014	$0.5350
3rd Quarter	November 14, 2013	$0.5225
2nd Quarter	August 14, 2013	$0.5100
1st Quarter	May 15, 2013	$0.4975
2012
4th Quarter	February 14, 2013	$0.4850
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Tuesday, February 18, 2014, at 8:30 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUES	$961,035	$919,056	$4,134,830	$3,367,361

COSTS AND EXPENSES:
Costs of sales	907,652	860,757	3,912,499	3,149,664
General and administrative expenses	12,078	12,355	46,790	41,837
Depreciation and amortization	18,005	15,716	64,784	61,150
OPERATING INCOME	23,300	30,228	110,757	114,710
Equity in earnings of equity investees	6,057	6,374	22,675	14,345
Interest expense	(12,300)	(10,224)	(48,583)	(40,923)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	17,057	26,378	84,849	88,132
Income tax (expense) benefit	(335)	614	(845)	9,205
INCOME FROM CONTINUING OPERATIONS	16,722	26,992	84,004	97,337
Income (loss) from discontinued operations	1,164	(55)	2,105	(1,018)
NET INCOME	$17,886	$26,937	$86,109	$96,319
BASIC AND DILUTED NET INCOME PER COMMON UNIT:
Continuing operations	$0.19	$0.34	$1.00	$1.24
Discontinued operations	0.01	—	0.03	(0.01)
Net income per common unit	$0.20	$0.34	$1.03	$1.23
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	88,691	81,203	83,957	78,363

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	43,463	56,506	51,067	51,880
Jay	33,649	29,380	34,933	22,306
Mississippi	16,437	19,707	18,026	18,711
Onshore crude oil pipelines total	93,549	105,593	104,026	92,897
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	173,487	149,818	143,854	96,664
Poseidon (1)	200,425	225,607	207,372	211,375
Odyssey (1)	47,126	36,641	44,978	36,157
GOPL	7,951	9,863	8,583	15,191
Offshore crude oil pipelines total	428,989	421,929	404,787	359,387
CO2 pipeline (Mcf/day)
Free State	124,674	213,138	190,274	186,479

Refinery Services Segment
NaHS (dry short tons sold)	38,064	35,391	147,297	142,712
NaOH (caustic soda dry short tons sold)	22,021	20,752	87,463	77,492

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	94,308	90,448	99,651	79,174

(1) Volumes for our equity method investees are presented on a 100% basis.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$8,866	$11,282
Accounts receivable - trade, net	368,033	270,925
Inventories	85,330	87,050
Other current assets	72,994	34,777
Total current assets	535,223	404,034
Fixed assets, net	1,128,744	565,281
Investment in direct financing leases, net	151,903	157,385
Equity investees	620,247	549,235
Intangible assets, net	62,928	75,065
Goodwill	325,046	325,046
Other assets, net	38,111	33,618
Total assets	$2,862,202	$2,109,664
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$316,204	$258,053
Accrued liabilities	130,349	54,598
Total current liabilities	446,553	312,651
Senior secured credit facility	582,800	500,000
Senior unsecured notes	700,772	350,895
Deferred tax liabilities	15,944	13,810
Other long-term liabilities	18,396	15,813
Partners' capital:
Common unitholders	1,097,737	916,495
Total liabilities and partners' capital	$2,862,202	$2,109,664

Units Data:
Total common units outstanding	88,690,985	81,202,752

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Segment Margin (1)	$73,029	$73,321	$280,360	$262,333
Corporate general and administrative expenses	(11,098)	(11,616)	(43,353)	(38,372)
Non-cash items included in general and administrative costs	116	173	1,063	1,498
Cash expenditures not included in Adjusted EBITDA	1,582	663	5,791	1,679
Cash expenditures not included in net income	(1,609)	(795)	(5,557)	(3,384)
Adjusted EBITDA	62,020	61,746	238,304	223,754
Depreciation and amortization	(18,005)	(15,716)	(64,784)	(61,150)
Interest expense, net	(12,300)	(10,224)	(48,583)	(40,923)
Cash expenditures not included in Adjusted EBITDA or net income	27	132	(234)	1,705
Adjustment to exclude distributions from equity investees and include equity in investees net income	(7,230)	(5,366)	(23,889)	(24,464)
Non-cash legacy stock appreciation rights plan expense	(550)	(988)	(5,704)	(4,478)
Non-cash executive equity award expense	—	—	—	(500)
Other non-cash items	(5,613)	(3,258)	(8,020)	(6,816)
Discontinued operations	(1,292)	52	(2,241)	1,004
Income from continuing operations before income taxes	$17,057	$26,378	$84,849	$88,132

(1) Our reconciliation of Segment Margin to income from continuing operations before income taxes reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in income before income taxes are distributable cash from equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

GENESIS ENERGY, L.P.
RECONCILIATION OF AVAILABLE CASH BEFORE RESERVES TO PRO FORMA AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in millions)

Three Months Ended December 31, 2013
Available Cash before Reserves
As reported (1)	$48.4
Effects of items discussed above:
Pipeline transportation Segment Margin	1.5
Supply and logistics Segment Margin	3.3
Pro forma	$53.2

(1) Available Cash before Reserves is reconciled to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	December 31, 2013
Senior secured credit facility	$582,800
Senior unsecured notes (excluding unamortized premium of $772)	700,000
Less: Outstanding inventory financing sublimit borrowings	(80,800)
Less: Cash and cash equivalents	(8,866)
Adjusted Debt (1)	$1,193,134

	Pro Forma LTM
	December 31, 2013
LTM Adjusted EBITDA (as reported) (2)	$238,304
Acquisitions and material projects EBITDA adjustment (3)	58,320
Pro Forma EBITDA	$296,624

Adjusted Debt-to-Pro Forma EBITDA	4.02	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, income from continuing operations before income taxes, was $22.5 million for the first quarter of 2013, $26.7 million for the second quarter of 2013, $18.6 million for the third quarter of 2013 and $17.1 million for the fourth quarter of 2013. Reconciliations of Adjusted EBITDA to income from continuing operations before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of the calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

GENESIS ENERGY, L.P.
THREE MONTHS AND YEAR ENDED SEGMENT MARGIN AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Pipeline transportation	$27,367	$27,112	$108,879	$96,539
Refinery services	19,537	19,373	75,361	72,883
Supply and logistics	26,125	26,836	96,120	92,911
Total Segment Margin (1)	$73,029	$73,321	$280,360	$262,333

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income from continuing operations before income taxes is presented for periods presented in the table at the end of this release.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$17,887	$26,937	$86,109	$96,319
Depreciation and amortization	18,005	15,716	64,784	61,150
Cash received from direct financing leases not included in income	1,324	1,268	5,110	5,016
Cash effects of sales of certain assets and discontinued operations	1,100	106	1,910	773
Effects of distributable cash generated by equity method investees not included in income	7,230	5,366	23,889	24,464
Cash effects of legacy stock appreciation rights plan	(1,609)	(760)	(5,498)	(3,280)
Non-cash legacy stock appreciation rights plan expense	550	988	5,704	4,478
Non-cash executive equity award expense	—	—	—	500
Expenses related to acquiring or constructing growth capital assets	1,582	663	5,791	1,679
Unrealized loss on derivative transactions excluding fair value hedges	4,115	1,337	1,313	86
Maintenance capital expenditures	(1,125)	(1,710)	(3,569)	(4,430)
Non-cash tax expense (benefit)	34	(66)	(152)	(9,222)
Other items, net	(700)	623	674	1,625
Available Cash before Reserves	$48,393	$50,468	$186,065	$179,158

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves, including applicable pro forma presentations, is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investments. Among other things, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), including applicable pro forma presentations, is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516